                                                                    Exhibit 99.2

PROSPECTUS SUPPLEMENT
(To prospectus dated ____, 2000)

Chevy Chase Auto Receivables Trust ___
Series ________ Certificates
Chevy Chase Bank, F.S.B., servicer

--------------------------------------------------------------------------------

We suggest that you read the section entitled "Risk Factors" on page 4 of the prospectus and on page S-[ ] of this prospectus supplement and consider these factors before making a decision to invest in these certificates.

These certificates are auto loan asset-backed certificates which represent beneficial ownership interests in the trust. The certificates are not interests in or obligations of any other person or entity.

Neither these certificates nor the auto loans will be insured or guaranteed by any governmental agency or instrumentality.

Retain this prospectus supplement for future reference. This prospectus supplement may not be used to consummate sales of certificates unless accompanied by the prospectus relating to the offering of these certificates.

--------------------------------------------------------------------------------


The trust will issue-

o Two classes of certificates, which are offered by this prospectus supplement; and

o Additional interests in the trust which are to be held by the seller are not offered by this prospectus supplement but serve as credit support to the certificates offered by this prospectus supplement.

The certificates-

o Represent beneficial ownership interests in the assets of the trust. The assets of the trust securing the certificates will include a pool of prime and non-prime auto loans secured by new and used automobiles, light trucks and vans;

o Receive monthly distributions on the [15th] day of each month beginning on ______; and

o    Currently have no trading market.

Credit enhancement-

o For the Class A Certificates, the overcollateralization, the reserve account and the Class B Certificates;

o For the Class B Certificates, the overcollateralization and the reserve account; and

o [For the Class A Certificates [and the Class B Certificates] a financial guarantee insurance policy issued by [Name of Insurer] unconditionally or irrevocably guaranteeing timely payment of interest and principal.]

-------------------------------------------------------------------------------------------------------------------------------
                           Issuance     Pass-through    Final Scheduled     Initial Public      Underwriting    Proceeds
                           Amount       Rate            Payment Date        Offering Price(1)   Discount        to Seller(2)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Class A Certificates
-------------------------------------------------------------------------------------------------------------------------------
Class B Certificates
-------------------------------------------------------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from ___________.

(2)  Before expenses, estimated to be___________.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.


                                 [Underwriters]

               The date of this prospectus supplement is ________

                       Where You Can Find More Information

     Federal securities law requires the filing of information with the Securities and Exchange Commission, including annual, quarterly and special reports, proxy statements and other information. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect these reports, proxy statements and other information at the following regional offices of the SEC:

     New York Regional Office              Chicago Regional Office
     Seven World Trade Center              Citicorp Center
     Suite 1300                            500 West Madison Street, Suite 1400
     New York, New York 10048              Chicago, Illinois 60661

     All reports we file on behalf of the trust with the SEC after the date of this prospectus supplement but before the offering of the certificates ends are considered to be part of this prospectus supplement. Information contained in those reports updates and supercedes the information in this prospectus supplement. We will provide you with copies of these reports, at no cost, if you write to: 8401 Connecticut Avenue, Chevy Chase, Maryland 20815. Attention:
Secretary.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     This prospectus supplement supplements a prospectus that is part of a registration statement filed by the seller with the SEC (Registration No. 333- ___).

     You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the cover page of this prospectus supplement.

     You can find definitions of the technical cashflow terms used in this prospectus supplement in the Glossary beginning on page S-[ ] in this prospectus supplement.

     We include cross-references in this prospectus supplement to captions in these materials where you can find further discussions. The following table of contents provides the pages on which these captions are located.

     In this prospectus, the terms "we", "us" and "our" refer to Chevy Chase Bank, F.S.B.

                                Table of Contents

Where You Can Find More Information .......................................    2
SUMMARY ...................................................................    4
RISK FACTORS ..............................................................    8
USE OF PROCEEDS ...........................................................   10
THE TRUST .................................................................   10
THE TRUSTEE ...............................................................   10
THE TRUST ASSETS ..........................................................   10
YIELD AND PREPAYMENT CONSIDERATIONS .......................................   18
THE SELLER AND THE SERVICER ...............................................   22
[THE INSURER] .............................................................   29
DESCRIPTION OF POOLING AND SERVICING AGREEMENT ............................   31
DESCRIPTION OF THE CERTIFICATES ...........................................   32
CREDIT ENHANCEMENT ........................................................   35
MATERIAL FEDERAL INCOME TAX CONSEQUENCES ..................................   38
STATE AND LOCAL TAX CONSIDERATIONS ........................................   40
ERISA CONSIDERATIONS ......................................................   40
UNDERWRITING ..............................................................   41
LEGAL MATTERS .............................................................   43
GLOSSARY ..................................................................   44

--------------------------------------------------------------------------------

                                     SUMMARY

o This summary highlights select information from this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision. This summary provides general, simplified descriptions of matters which, in some cases, are highly technical and complex. To understand all of the terms of the offering of the certificates, carefully read both this entire prospectus supplement and the attached prospectus each in its entirety.

o This summary provides an overview of calculations, cash flows and other information to aid your understanding. To understand all of the terms of the offering, we suggest that you carefully read this entire document and, in particular, the full description of these calculations, cash flows and other information in this prospectus supplement.

Trust

Chevy Chase Auto Receivables Trust ___. The trust will be a New York common law trust. The address of the trust is in care of [Name of Trustee] at [address].

Seller/Servicer

Chevy Chase Bank, F.S.B, or the bank, a federally chartered stock savings bank, will act as servicer of the auto loans.

Servicing

The bank will be the servicer of the auto loans and will be responsible for servicing, managing and making collections on, and otherwise enforcing, the auto loans. The servicer may designate its wholly owned subsidiary, Consumer Finance Corporation, or CFC to act as sub-servicer with respect to the auto loans which Consumer Finance Corporation has originated.

Insurer

[Name of Insurer], a [New York] financial guaranty insurance company.

Trustee

[Name of Trustee].  The address of the trustee is [address].

The Trust Assets

The trust's assets will include a pool of auto loans, cash on deposit in a collection account and other assets as described in detail elsewhere in this prospectus supplement.

Auto Loans

The auto loans consist of simple interest retail installment sales contracts between dealers and retail purchasers and installment loans which are secured by new and used automobiles, light duty trucks and vans financed by means of the auto loan. Each obligor's obligation under its auto loan is a full recourse obligation. The auto loans contain provisions which unconditionally require the obligor to make all payments under the related auto loan.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Characteristics of the Auto Loans

The statistical information presented in this prospectus supplement is based on the auto loans as of _______ [,2000].

The auto loans will consist of "prime" and "non-prime" quality auto loans secured by new and used automobiles, light duty trucks and vans which were originated through automobile dealers under the lender's financing program.

As of ______ [,2000], the auto loans have:

     o    an aggregate principal balance of $________________;

     o    a weighted average annual percentage rate of approximately ____%;

     o    a weighted average original maturity of approximately __ months;

     o    a weighted average remaining maturity of approximately __ months; and

     o a remaining term of not more than __ months and not less than __ months.

     o We will pay the certificates from payments on the auto loans and amounts recovered when financed vehicles are repossessed and sold, after deducting expenses.

Cut-Off Date

The opening of business on _____________.

Payment Date

The [15th] day of each month if the [fifteenth] is a business day. If the [fifteenth] is not a business day, the payment date will be the following day that is a business day. The first payment date will be _____________.

Closing Date

On or about _______________.

Denominations

The trust will issue the certificates in minimum denominations of $100,000 and integral multiples of $1,000. One certificate may be issued in another denomination.

Distributions

Each month, the trust will distribute the amounts received on the auto loans and any other collections available as property of the trust as follows:

Interest Distributions

On each payment date, interest that accrued during the interest accrual period is payable at the applicable certificate pass-through rate. The pass-through rate for the certificates is listed on the cover page of this prospectus supplement. Interest on the certificates will be calculated on the basis of a 360-day year consisting of twelve thirty day months.

Amounts paid to holders of the certificates will be shared in proportion to their interest in the trust.

Principal Distributions

On each payment date, the trust will pay principal in reduction of the outstanding principal balance of the certificates.

Principal payments will be an amount generally equal to a percentage of the decrease in the principal balance of the auto loan pool during the prior calendar month. These principal payments will be allocable between the Class A Certificates and the Class B Certificates, and paid to the


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

individual Certificateholder in proportion to their percentage interest, until the outstanding principal amount of that class is paid in full.

Subordination of Class B Certificates

The Class B Certificates are subordinate to the Class A Certificates. On each payment date the Class A Certificateholders will be entitled to receive the full amount of the interest and principal due to them before any interest or principal payments will be made to the Class B Certificateholders.

[Overcollateralization

The overcollateralization amount is the amount by which the pool balance exceeds the outstanding principal balance of the certificates. The overcollateralization amount will be available to absorb any losses that certificateholders would otherwise incur. As of the closing date, the overcollateralization will be equal to $_______ or _____ of the pool balance as of ___________.]

Reserve Account

The [trustee] will hold a reserve account. We will use funds in the reserve account to pay shortfalls in amounts due to the certificateholders of both classes.

An initial deposit of $__________ will be placed in the reserve account on the closing date. The servicer will deposit collections received from the auto loans into the reserve account on each payment date after interest and principal payments on the certificates and payment of certain fees and expenses have been made.

The servicer will continue to make such deposits on each payment date until the balance in the reserve account reaches the reserve balance described in the prospectus supplement.

We will use funds in the reserve account to pay shortfalls in amounts due to the certificateholders and if the bank or CFC is no longer the servicer, to pay any fees due to the servicer.

[Pre-Funding Feature]

o [The trustee will hold $__________ of the proceeds of the certificates in a pre-funding account which the trust will use to purchase additional auto loans from the seller. The seller will acquire these additional auto loans under the same purchase criteria as the auto loans in the trust on the closing date.

o The trust will purchase these additional auto loans on or before __________.]

Optional Redemption

On any payment date when the outstanding principal balance of the auto loans is less than or equal to $______________, which is 5% of the original principal balance of the auto loans as of ________, the servicer or the seller may purchase the auto loans from the trust under a clean-up call. This will redeem the certificates. If redemption occurs, we will pay you a final distribution equaling the entire unpaid principal balance of the certificates plus any accrued and unpaid interest.

Scheduled Maturity Dates

If the certificates have not already been paid in full, we will pay the outstanding principal

--------------------------------------------------------------------------------
amount of the certificates in full on the following payment dates:

Class A: _____________
Class B: _____________

Final payment on the certificates will probably be earlier than the scheduled maturity date stated above.

Federal Income Tax Consequences

For federal income tax purposes:

In the opinion of Dewey Ballantine LLP, the trust will be treated as a grantor trust for federal income tax purposes and will not be subject to federal income tax.

Owners of beneficial interests in the certificates will report their pro rata share of all income earned on the auto loans, other than amounts if any, treated as stripped coupons. Subject to certain limitations, such owners who are individuals, trusts or estates, may deduct their pro rata share of reasonable servicing and other fees.

Dewey Ballantine LLP has prepared the discussion under "Material Federal Income Tax Consequences" in this prospectus supplement and in the prospectus and is of the opinion that the discussion accurately states all material federal income tax consequences of the purchase, ownership and disposition of the certificates to their original purchaser.

ERISA Considerations

Subject to the important considerations described under "ERISA Considerations" in this prospectus supplement, pension, profit-sharing and other employee benefit plans may purchase the Class A Certificates. The Class B Certificates are not eligible for purchase by ERISA plans. You should consult with your counsel regarding the applicability of the particular provisions of ERISA, before purchasing a Class A Certificate.

Ratings

o The trust will not issue the certificates unless they have been assigned the ratings stated below:


                                          Rating
                                          ------
                              [Agency 1]           [Agency 2]
                              ----------           ----------
Class A Certificates
Class B Certificates

o You should know that the ratings could be lowered, qualified or withdrawn by the rating agencies.


--------------------------------------------------------------------------------

                                  RISK FACTORS

     We recommend you carefully consider, among other things, the following risk factors before deciding to invest in the certificates offered by this prospectus supplement.

Geographic concentration of auto loans may adversely affect the certificates.

     As of _______ [the cut-off date], based upon billing address information provided to the bank, the obligors resided in __ states and the District of Columbia. [Five of these states, Virginia, North Carolina, Georgia, Texas and Maryland], account for %, %, % and %, respectively, of the aggregate principal balance of the receivables in the trust. Adverse economic conditions in [Virginia, North Carolina, Georgia, Texas and Maryland] could adversely affect the delinquency, loan loss or repossession experience with respect to the auto loans. Changes in these factors may also affect the rate of principal payments on the auto loans.

The Class B Certificates are subordinated certificates, and the risk of loss or delay in distributions is greater than on the Class A Certificates.

     Distributions of interest and principal on the Class B Certificates will be subordinated in priority of payment to interest and principal due on the Class A Certificates. Consequently, the Class B Certificateholders will not receive any distributions on a payment date unless the full amount of interest and principal due on the Class A Certificates on that payment date has been distributed to the Class A Certificateholders. This subordination has the effect of increasing the likelihood of payment on the Class A Certificates and therefore decreasing the likelihood of payment on the Class B Certificates.

[The seller may be unable to originate enough auto loans to use all moneys in the pre-funding account and therefore you may be exposed to reinvestment risk].

     [The ability of the seller to originate sufficient additional auto loans may be affected by a variety of social and economic factors including:

     o    interest rates,

     o    unemployment levels,

     o    the rate of inflation, and

     o    consumer perception of economic conditions generally.

     If the seller (1.a) does not originate sufficient additional auto loans, the money remaining in the pre-funding account as of _______ will not be used to acquire additional loans and a mandatory redemption of a portion of the certificates could result.

     If a mandatory redemption occurs then you will receive a principal prepayment. You will bear the risk of reinvesting any prepayment.]

[Ratings on certificates are dependent upon the insurer's creditworthiness.]

     [The ratings of the certificates will depend primarily on the creditworthiness of the insurer as the provider of the financial guarantee insurance policy relating to the certificates. There is a risk that if the insurer's financial strength ratings are reduced, the rating agencies may reduce the certificates' ratings.]

                                 USE OF PROCEEDS

     The net proceeds received by the trust from the sale of the certificates will be used to pay Chevy Chase Bank, F.S.B. the purchase price for the auto loans, [to fund the initial deposit in the reserve account] [to deposit the pre-funded amount into the pre-funding account], and ___________________.

                                    THE TRUST

General

     The trust, Chevy Chase Auto Receivables Trust ___, will be a [New York common law] trust formed under a pooling and servicing agreement, dated as of ____________ between the seller, the servicer and the trustee for the purpose of engaging in the transactions described in this prospectus supplement. The trust will not engage in any activity other than (1) acquiring, holding and managing the auto loans and the other assets of the trust, (2) issuing certificates in private and public offerings, including the issuance of the certificates, (3) making payments on the certificates and (4) engaging in other activities in connection with the certificates.

                                   THE TRUSTEE

     [Name of the Trustee] will be the trustee under the pooling and servicing agreement. [Name of the Trustee] is a [New York] banking corporation, the principal offices of which are located at [address].

                                THE TRUST ASSETS

General

     The assets of the trust will primarily consist of the [initial] auto loans, which are secured by the financed vehicles.

     The [initial] auto loans in the pool were purchased or originated either by the bank, or its wholly-owned subsidiary, Consumer Finance Corporation, or CFC. We refer to the bank and CFC collectively in this prospectus supplement as the lenders. You should note that the bank also acts as servicer under that agreement, and we refer to the bank in that capacity as the servicer. As of the cut-off date, ___% of the aggregate principal balance of the [initial] auto loans are [initial] auto loans originated or purchased by the bank, or bank [initial] auto loans, and ____% of the aggregate principal balance of the [initial] auto loans are [initial] auto loans originated or purchased by CFC, or CFC [initial] auto loans.

     With respect to the bank [initial] auto loans as of the cut-off date:

     o ____% by aggregate principal balance were purchased by the bank from dealers in the ordinary course of business,

     o ____% by aggregate principal balance were originated directly by the bank at or through its deposit branches,

     o approximately ____% of the aggregate principal balance of the bank [initial] auto loans represents financing of new automobiles, light duty trucks and vans and,

     o approximately ____% represent financing of used automobiles, light duty trucks and vans.

     With respect to the CFC [initial] auto loans as of the cut-off date:

     o    all were purchased from dealers,

     o approximately ____% by aggregate principal balance represents financing of new automobiles, light duty trucks and vans, and

     o approximately ____% represents financing of used automobiles, light duty trucks and vans.

Underwriting Procedures

     Each [initial] auto loan was originated or purchased by the lenders after a review by the lenders in accordance with their established underwriting procedures. Each lender has its own underwriting procedures.

     The underwriting procedures of each lender are designed to provide a basis for assessing the obligor's ability and willingness to repay the loan. In conducting this assessment, the lenders consider the obligor's ratio of debt to income and evaluate the obligor's credit history through a review of a credit report compiled by a recognized consumer credit reporting bureau. The obligor's equity in the collateral and the terms of the loan are also important in the lenders' analysis. For the obligor's purchase of a vehicle, the bank's guidelines provide for financing up to [115]% of the dealer cost for new vehicles and of the trade-in value (as published by the National Automobile Dealers Association, a standard reference source for dealers in used vehicles) for used vehicles. CFC has two sets of guidelines which vary based on the obligor's credit history. For new vehicles, CFC will finance up to [105]% of dealer cost, plus sales taxes, license fees and a maximum of $[2,000] of rebatable warranties and insurance, or [130]% of dealer cost, inclusive of all additional expenses. For used vehicles, CFC will finance up to [110]% of the trade-in value, plus sales taxes, license fees and a maximum of $[2,000] of rebatable warranties and insurance, or [130]% of the trade-in value, inclusive of all additional expenses. The lenders' guidelines are intended only to provide a basis for lending decisions, and exceptions to such guidelines may, within certain limits, be made based upon the credit judgment of the lending officer. The lenders periodically conduct quality audits to ensure compliance with their established policies and procedures.

     CFC's underwriting guidelines relate to a category of lending in which loans may be made to applicants who have experienced certain adverse credit events (and therefore would not necessarily meet all of the bank's guidelines for its traditional loan program) but who meet certain other creditworthiness tests. Such loans generally experience higher rates of delinquencies, repossessions and losses, especially under adverse economic conditions, as compared with loans originated pursuant to the bank's traditional lending program.

Selection Criteria

     The [initial] auto loans were selected from the lenders' portfolios on the basis of a number of criteria, including the following:

     o each [initial] auto loan has an original term to maturity of 12 to 72 months,

     o each [initial] auto loan has a maturity of not later than _______________,

     o except with respect to the balloon [initial] auto loans (as described below), each [initial] auto loan provides for level monthly payments that fully amortize the amount financed over the original term,

     o with respect to bank [initial] auto loans, no [initial] auto loan was more than ___ days past due as of the cut-off date,

     o with respect to CFC [initial] auto loans, no [initial] auto loan was more than ___ days past due as of the cut-off date,

     o each [initial] auto loan has an unpaid principal balance of not less than $1,000 as of the cut-off date and

     o if such [initial] auto loan was purchased or originated by CFC only, the obligor has made at least one payment with respect thereto as of the cut-off date.

     o the weighted average remaining number of payments of the [initial] auto loans was ____ months as of the cut-off date.

     All the [initial] auto loans are prepayable at any time. The seller makes no prediction as to the actual prepayment experience on the [initial] auto loans. See also "Description of the Certificates--Maturity Dates; Optional Redemption" in this prospectus supplement regarding the seller's option to purchase the [initial] auto loans when the total principal balance of the auto loans is 5% or less of total principal balance of the auto loans as of the cut-off date.

     The [initial] auto loans are simple interest and actuarial installment sales contracts and installment loans which provide for equal monthly payments, except for ____% of the [initial] auto loans (as a percentage of the initial pool balance as of the cut-off date) which are balloon [initial] auto loans.

     The composition, distribution by annual percentage rate, commonly called APR, and geographical distribution of the [initial] auto loans as of the cut-off date are as set forth in the following tables.

         Composition of the [initial] auto loans as of the Cut-Off Date

Initial Aggregate Principal Balance..........................................     $

Number of [initial] Auto Loans...............................................

Average Original Principal Balance...........................................     $

Range of Original Principal Balances.........................................     $ to $

Average Remaining Principal Balance..........................................     $

Range of Remaining Principal Balances........................................     $ to $

Weighted Average APR(1)......................................................      %

Range of APRs................................................................      % to %

Weighted Average Original Term to Maturity(1)................................      months

Range of Original Terms to Maturity..........................................     12 months to 72 months

Weighted Average Remaining Term to Maturity(1)...............................      months

Range of Remaining Terms to Maturity.........................................     12 months to 72 months

(1)  Weighted by remaining principal balance.

     Distribution of the [initial] auto loans by APR as of the Cut-Off Date

                                            Number of
                                            [initial]                 Aggregate             Percentage of Aggregate
           Range of APRs                   Auto Loans             Principal Balance            Principal Balance
           -------------                   ----------             -----------------            -----------------
 6.00% to 6.99%..................                                  $                                                %
 7.00% to 7.99%..................                                                                                   %
 8.00% to 8.99%..................                                                                                   %
 9.00% to 9.99%..................                                                                                   %
10.00% to 10.99%.................                                                                                   %
11.00% to 11.99%.................                                                                                   %
12.00% to 12.99%.................                                                                                   %
13.00% to 13.99%.................                                                                                   %
14.00% to 14.99%.................                                                                                   %
15.00% to 15.99%.................                                                                                   %
16.00% to 16.99%.................                                                                                   %
17.00% to 17.99%.................                                                                                   %
18.00% to 18.99%.................                                                                                   %
19.00% to 19.99%.................                                                                                   %
20.00% to 20.99%.................                                                                                   %
21.00% to 21.99%.................                                                                                   %
22.00% to 22.99%.................                                                                                   %
23.00% to 23.99%.................                                                                                   %
24.00% to 24.99%.................                                                                                   %
25.00% to 25.99%.................                                                                                   %
26.00% to 26.99%.................                                                                                   %
27.00% to 27.99%.................                                                                                   %
28.00% to 28.99%.................                                                                                   %
29.00% to 29.99%.................                                                                                   %
30.00% to 30.99%.................                                                                                   %
31.00% to 31.99%.................                                                                                   %
 Total...........................                                 $                                           100.00%

   Geographic Distribution of the [initial] auto loans as of the Cut-Off Date

                                            Number of
                                            [initial]                 Aggregate             Percentage of Aggregate
            State(1)(2)                    Auto Loans             Principal Balance            Principal Balance
            -----------                    ----------             -----------------            -----------------
[Florida]........................                                 $                                         %
[Georgia]........................
[Maryland].......................
[North Carolina].................
[Ohio]...........................
[Pennsylvania]...................
[Virginia].......................
Other............................
 Total...........................                                 $                                      100%

(1)  Based upon the billing address of the obligors.

(2)  No other state represents more than 5% of the [initial] auto loans.

     Distribution of the [initial] auto loans by Remaining Principal Balance as of the Cut-Off Date

                                                                                                    Percentage of
                                                       Number of               Aggregate              Aggregate
              Range of Remaining                      [initial]                Principal              Principal
              Principal Balances                      Auto Loans                Balance                Balance
              ------------------                      ----------                -------                -------
$       00.00 to $ 4,999.99................                                     $                             %
$  5,000.00 to $ 9,999.99..................
$10,000.00 to $14,999.99...................
$15,000.00 to $19,999.99...................
$20,000.00 to $24,999.99...................
$25,000.00 to $29,999.99...................
$30,000.00 to $34,999.99...................
$35,000.00 to $39,999.99...................
      Total................................                                     $                       100.00%

     Distribution of the [initial] auto loans by Remaining Terms to Maturity as of the Cut-Off Date

                                                                                                    Percentage of
                                                        Number of              Aggregate              Aggregate
 Range of Remaining Terms to                           [initial]               Principal              Principal
     Maturity (months)                                 Auto Loans               Balance                Balance
     -----------------                                 ----------               -------                -------
 1 to 12....................................                                    $                            %
13 to 24....................................
25 to 36....................................
37 to 48....................................
49 to 60....................................
61 to 72....................................
      Total.................................                                    $                      100.00%

[Additional Auto Loans]

     [During the funding period, the seller will sell the subsequent auto loans to the trust on the subsequent transfer dates. The trust will use the funds in the pre-funding account to purchase the subsequent auto loans.

     The trust's obligation to purchase the subsequent auto loans is subject to the following conditions:

     o as of each loan's subsequent cut-off date, each subsequent auto loan and/or subsequent financed vehicle must satisfy the auto loan eligibility criteria regarding the initial auto loans;

     o [the insurer, if there is no insurer default, has approved the subsequent auto loans transferred to the trust];

     o the seller has not selected the subsequent auto loans in a manner that either of them believes is adverse to the interests of [the insurer or] the certificateholders;

     o the seller will deliver certain opinions of counsel regarding the validity of the subsequent auto loan transfer; and

     o [Name of rating agency] must confirm that the ratings on the certificates have not been withdrawn or reduced because of the subsequent auto loans transfer to the trust.

     Because the subsequent auto loans may be originated after the initial auto loans, the auto loan pool's characteristics after the transfer of subsequent auto loans to the pool may vary from the initial pool.

     In addition, the trust's obligation to purchase the subsequent auto loans is subject to the condition that the auto loans in the trust, including the subsequent auto loans to be transferred, meet the following criteria:

     (a) the auto loans' weighted average annual percentage rate is not less than __%;

     (b) the auto loans' weighted average remaining term on the subsequent cut-off date is not greater than ___ months; and

     (c)  not more than __% of the obligors on the auto loans reside in ___ and
          ___.

     The criteria in clauses (a) and (b) will be based:

     o on the characteristics of the initial auto loans on the initial cut-off date and

     o the auto loans, including the subsequent auto loans, on the related subsequent cut-off date.

     The criteria in clause (c) will be based on the obligor's mailing addresses on:

     o    the initial auto loans on the initial cut-off date and

     o    the subsequent auto loans on the related subsequent cut-off dates.

     Except for the above described criteria, there are no required characteristics for the subsequent auto loans. Therefore, following the transfer of subsequent auto loans to the trust, the aggregate characteristics of the entire pool of auto loans included in the trust may vary in the following respects:

     o    composition of the auto loans;

     o    geographic distribution;

     o    distribution by remaining principal balance;

     o    distribution by APR;

     o    distribution by remaining term; and

     o    distribution of the auto loans secured by new and used vehicles.]

                       YIELD AND PREPAYMENT CONSIDERATIONS

     All the auto loans are prepayable at any time. If prepayments are received on the auto loans, the actual weighted average life of the auto loans may be shorter than the scheduled weighted average life, since the scheduled weighted average life assumes that payments will be made as scheduled, and that no prepayments occur. For this purpose, the term prepayments also includes liquidations due to default, as well as receipt of proceeds from credit life, credit disability, and casualty insurance policies. Weighted average life means the average amount of time during which each dollar of principal of an auto loan is outstanding.

     The rate of prepayments on the auto loans may be influenced by a variety of economic, social, and other factors, including the fact that a borrower may not sell or transfer a financed vehicle without the consent of the originator. The seller believes that the actual rate of prepayments will result in a substantially shorter weighted average life than the scheduled weighted average life of the auto loans. If a certificate is purchased at a premium, and the actual rate of prepayments exceed the rate of prepayments anticipated at the time the certificate was purchased, the actual yield to maturity of the certificate will be less than the yield anticipated at the time of purchase. If a certificate is purchased at a discount, and the rate of prepayments is less than the rate of prepayments anticipated at the time the certificate was purchased, the actual yield to maturity will be less than the yield anticipated at the time of purchase. Any reinvestment risk, which is the risk that a certificateholder will not be able to reinvest amounts received in payment on the certificates at interest rates that are greater than or equal to the certificate rate, resulting from a faster or slower incidence of prepayment of auto loans will be borne by the certificateholders.

     The rate of payment of principal of the certificates will depend on the rate of payment, including prepayments, of the principal balance of the auto loans. As a result, final payment of the certificates could occur significantly earlier than the final scheduled payment date for the class.

     Prepayments on auto loans can be measured relative to a prepayment standard or model. The model used in this prospectus supplement, the absolute prepayment model, or ABS, represents an assumed rate of prepayment each month relative to the original number of auto loans in a pool. ABS further assumes that all the auto loans are the same size and amortize at the same rate and that each auto loan in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of auto loans originally containing 10,000 auto loans, a 1% ABS rate means that 100 auto loans prepay each month. ABS does not purport to be an historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of auto loans.

     The tables captioned "Percent of Initial Certificate Principal Balance at Various ABS Percentages", also called the ABS Tables, have been prepared on the basis of the following assumptions:

     o the auto loans prepay in full at the specified constant percentage of ABS monthly, with no defaults, losses or repurchases;

     o each scheduled monthly payment on the auto loans is made on the last day of each month and each month has 30 days;

     o the initial principal amount of the certificates is as stated on the cover page;

     o interest on the certificates accrues during each interest period at the following assumed coupon rates: Class A Certificates, ___%; and Class B Certificates, ___%.

     o payments on the certificates are made on the __ day of each month whether or not a business day;

     o    the certificates are purchased on the closing date;

     o [the entire pre-funded amount issued to purchase subsequent auto loans;]

     o the scheduled monthly payment for each auto loan has been calculated on the basis of the assumed characteristics presented in the table below, and each auto loan will amortize in amounts sufficient to repay the principal balance of the auto loans by its indicated remaining term to maturity; and

     o    the seller or the servicer exercises its clean-up call redemption.

     The ABS Tables also assume that (1) the auto loans have been aggregated into hypothetical pools with all of the auto loans within each pool having the following characteristics, and (2) that the level of scheduled monthly payment for each of the pools, which is based on its aggregate principal balance, gross APR, original number of scheduled payments and remaining number of scheduled payments as of the cut-off date, will be calculated so that each pool will be fully amortized by the end of its remaining term to maturity.

                                                     Remaining
                                                       Term
                Aggregate                           to Maturity           Seasoning
  Pool       Principal Balance         APR          (in Months)          (in Months)
  ----       -----------------         ---          -----------          -----------

1             $                          %
2
3
4
5

     The ABS Tables indicate, based on the assumptions described above, the percentages of the initial principal amount of the certificates that would be outstanding after each of the payment dates shown at various percentages of ABS and the corresponding weighted average lives of the certificates. The actual characteristics and performance of the auto loans will differ from the assumptions used in constructing the ABS Tables. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the auto loans will prepay at a constant level of ABS until maturity or that all of the auto loans will prepay at the same level of ABS. Moreover, the diverse terms of auto loans could produce slower or faster principal distributions than indicated in the ABS Tables at the various constant percentages of ABS specified, even if the original and remaining terms to maturity of the auto loans are as assumed. Any difference between the assumptions and the actual characteristics and performance of the auto loans, including actual prepayment experience or losses, will affect the percentages of initial balances outstanding over time and the weighted average lives of the certificates.

                Percent of Initial Certificate Principal Balance
                          at Various ABS Percentages(1)


                                Class A Certificates                               Class M-1 Certificates
----------------------------------------------------------------------------------------------------------------------------
Payment Date               0.5%         1.0%          1.7%         2.5%         0.5%         1.0%         1.7%         2.5%
-----------                ---          ---           ---          ---          ---          ---          ---          ---





Weghted Average
   Life in
   Years(2)

----------

     (1) The percentages in this table have been rounded to nearest whole number.

     (2) The weighted average life of a certificate is determined by (1) multiplying the amount of each principal payment on a certificate by the number of years from the date of the issuance of the certificates to the payment date, (2) adding the results and (3) dividing the sum by the initial principal amount of the certificates of that class.

                           THE SELLER AND THE SERVICER

General

     The bank, which is the seller, the servicer and one of the lenders, is a federally chartered stock savings bank. The bank's home office is located at 7926 Jones Branch Drive, McLean, Virginia 22102, and its executive offices are located at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815. The bank's telephone number is (301) 986-7000. The bank is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision, or the OTS, within the Department of the Treasury and to a lesser extent, by the Federal Deposit Insurance Corporation, or the FDIC. Deposits at the bank are fully insured up to $100,000 per insured depositor by the Savings Association Insurance Fund, which is administered by the FDIC.

     Based on unaudited results, at December 31, 1999, the bank had consolidated assets of approximately $____ billion, deposits of approximately $________ billion, and stockholders' equity of approximately $_______ million. As a savings bank chartered under the laws of the United States, the bank is subject to certain minimum regulatory capital requirements imposed under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, or FIRREA. At December 31, 1999, the bank's tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were ____%, ____%, ____% and ____%, respectively. As of such date, the bank's capital ratios exceeded the requirements under FIRREA as well as the standards established for "well-capitalized" institutions under the prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. The OTS has the discretion to treat a "well-capitalized" institution as an "adequately capitalized" institution for purposes of the prompt corrective action regulations if, after notice and an opportunity for a hearing, the OTS determines that the institution is being operated in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

     The other lender, CFC, is a wholly-owned subsidiary of the bank, formed in December 1994 for the purpose of providing automobile financing to applicants who may have experienced certain adverse credit events. See "The Auto Loan Pool" in this prospectus supplement.

Litigation

     The seller is not involved in any legal proceedings, and is not aware of any pending or threatened legal proceedings, that would have a material adverse effect upon its financial condition or results of operations.

Delinquency and Default Experience

     The tables below set forth certain information concerning the bank's and CFC's delinquency and loss experience with respect to their gross servicing of retail installment sales contracts for new and used automobiles, light duty trucks and vans acquired pursuant to their respective finance programs. Delinquency is recognized on a contractual basis only. Past due payments must equal or exceed [90%] of the scheduled payment due for a contract to be considered delinquent. There can be no assurance that the levels of delinquency and loss experience reflected in the tables below, are indicative of the performance of the Auto Loans included in the trust.

                            CHEVY CHASE BANK, F.S.B.

                             Delinquency Experience

                                                                                    As of [ ],
                               ------------------------------------------------------------------------------
                                       [ ]                   [ ]                      [ ]

                               Dollar     Percentage  Dollar     Percentage   Dollar      Percentage  Dollar
                               -------    ----------- -------    -----------  -------     ----------- -------
                               Amount     of Total    Amount      of Total    Amount      of Total    Amount
                               -------    ---------   -------     ---------   -------     ---------   -------
                                (000)     Auto Loans    (000)    Auto Loans     (000)     Auto Loans    (000)
                                -----     ----------    -----    ----------     -----     ----------    -----
Auto Loans Outstanding(1) ...       $                       $                      $                      $
Delinquencies:(2)(3).........
30-59 Days...................       $        %              $       %              $         %            $
60-89 Days...................                %                      %                        %
90 days or more..............                %                      %                        %
                               -----     ----------    ------    ---------      ------     --------      -------
Total Delinquencies..........       $        %              $       %              $         %            $
                               -----     ----------    ------    ---------      ------     --------      -------


                               --------------------------------------    ----------------------
                               [ ]                       [ ]                     [ ]
                                                                         ----------------------
                                   Percentage  Dollar      Percentage    Dollar     Percentage
                                   ----------- -------     ----------    -------    ----------
                                    of Total   Amount       of Total      Amount     of Total
                                    ---------  -------     ---------     -------    --------
                                   Auto Loans    (000)     Auto Loans     (000)     Auto Loans
                                   ----------    -----     ----------     -----     ----------
Auto Loans Outstanding(1) ...                        $
Delinquencies:(2)(3).........
30-59 Days...................        %               $        %             $             %
60-89 Days...................        %                        %                           %
90 days or more..............        %                        %                           %
                                   ---------      ------     --------      ------     ---------
Total Delinquencies..........        %               $        %             $             %
                                   ---------      ------     --------      ------     ---------

     (1)  Auto loans outstanding is the remaining principal balance.

     (2) The period of delinquency is based on the number of days payments are contractually past due.

     (3)  Includes repossessions in inventory.

                                                  CHEVY CHASE BANK, F.S.B.

                                                      Loss Experience


                                                                           For the year ended [______],
                   ---------------------------------------------------------------------------------------
                             [ ]                       [ ]                       [ ]
                               Percentage
                               of Average                Percentage                Percentage
                               -----------               -----------               -----------
                   Dollar      Auto Loans    Dollar      of Average    Dollar      of Average    Dollar
                   -------     -----------   -------     -----------   -------     -----------   -------
                   Amount      Outstanding   Amount      Auto Loans    Amount      Auto Loans    Amount
                   -------     ------------  -------     -----------   -------     -----------   -------
                     (000)        plain        (000)     Outstanding     (000)     Outstanding     (000)
                     -----        -----        -----     -----------     -----     -----------     -----
Average
Auto Loans
Outstanding(2)              $                        $                         $                         $
Gross
Charge-offs(3)              $             %          $              %          $              %          $
Recoveries(4)               $             %          $              %          $              %          $
                    ---------    ----------    -------    -----------  ---------    -----------   --------
Net Losses                  $             %          $              %          $              %          $
                    ---------    ----------    -------    -----------  ---------    -----------   --------


                  ---------------------------------------   -----------------------
                  [ ]                        [ ]                       [ ]

                    Percentage                Percentage                Percentage
                    -----------               -----------               ----------
                    of Average    Dollar      of Average                of Average
                    -----------   -------     -----------               ----------
                    Auto Loans    Amount      Auto Loans    Dollar      Auto Loans
                    -----------   -------     -----------   -------     ----------
                    Outstanding     (000)     Outstanding   Amount(000) Outstanding(1)
                    -----------     -----     -----------   ----------- -------------
Average
Auto Loans
Outstanding(2)                             $                         $
Gross
Charge-offs(3)                 %           $             %           $             %
Recoveries(4)                  %           $             %           $             %
                     -----------   ---------   -----------     -------    ----------
Net Losses                     %           $             %           $             %
                     -----------   ---------   -----------     -------    ----------

     (1)  Annualized.

     (2)  Equals the arithmetic average of the month-end balances.

     (3) Gross charge-offs represent the excess of the outstanding loan balance over net liquidation proceeds where net liquidation proceeds are the excess of liquidation proceeds over the sum of repossession, liquidation and other related expenses.

     (4) Includes current post-disposition recoveries on receivables previously charged off.

                          CONSUMER FINANCE CORPORATION

                             Delinquency Experience

                                                                                 As of [ ],
                                            -------------------------------------------------------------------------------------
                                                        [ ]                           [ ]                         [ ]

                                                            Percentage                   Percentage                   Percentage
                                                            -----------                  -----------                  -----------
                                               Dollar        of Total       Dollar        of Total       Dollar        of Total
                                               -------      ---------       -------      ---------       -------      ---------
                                            Amount (000)    Auto Loans    Amount (000)   Auto Loans    Amount (000)   Auto Loans
                                            ------------    ----------    ------------   ----------    ------------   ----------
Auto Loans Outstanding(1)...............                $                            $                            $

Delinquencies(2)(3).....................

       30-59 Days.......................                $              %             $              %             $              %

       60-89 Days.......................                               %                            %                            %

       90 days or more..................                               %                            %                            %
                                              -----------     ----------     ---------     ----------    ----------    -----------

Total Delinquencies.....................                $              %             $              %             $              %
                                              -----------     ----------     ---------     ----------    ----------    -----------


                                             ----------------------------
                                                         [ ]
                                             ----------------------------
                                                            Percentage
                                                            ----------
                                               Dollar        of Total
                                               -------       --------
                                             Amount (000)   Auto Loans
                                             ------------   ----------
Auto Loans Outstanding(1)...............     $

Delinquencies(2)(3).....................

       30-59 Days.......................     $                         %

       60-89 Days.......................                               %

       90 days or more..................                               %
                                             ----------     ------------

Total Delinquencies.....................     $                         %
                                             ----------     ------------


     (1)  "Auto Loans Outstanding" is the remaining principal balance.

     (2) The period of delinquency is based on the number of days payments are contractually past due.

     (3)  Includes repossessions in inventory.

                          CONSUMER FINANCE CORPORATION

                                 Loss Experience

                                                                For the year ended [___________],
                                    ---------------------------------------------------------------------------------
                                               [ ]                         [ ]                        [ ]
                                    -------------------------   -------------------------   -------------------------

                                                  Percentage                  Percentage                  Percentage
                                                  -----------                 -----------                 -----------
                                                  of Average                  of Average                  of Average
                                                  -----------                 -----------                 -----------
                                      Dollar      Auto Loans      Dollar      Auto Loans      Dollar      Auto Loans
                                      -------     -----------     -------     -----------     -------     -----------
                                    Amount (000)  Outstanding   Amount (000)  Outstanding   Amount (000)  Outstanding
                                    ------------  -----------   ------------  -----------   ------------  -----------
Average Auto Loans
Outstanding(2)                               $                           $                            $

Gross Charge-offs (3)                        $             %             $             %              $            %

Recoveries(4)                                $             %             $             %              $            %
                                   -----------     ---------     ---------     ---------     ----------    ---------

Net Losses                                   $             %             $             %              $            %
                                   -----------     ---------     ---------     ---------     ----------    ---------


                                     --------------------------
                                                [ ]
                                     --------------------------

                                                  Percentage
                                                  ----------
                                                  of Average
                                                  ----------
                                      Dollar      Auto Loans
                                      -------     ----------
                                    Amount (000)  Outstanding(1)
                                    ------------  --------------
Average Auto Loans
Outstanding(2)                      $

Gross Charge-offs (3)               $                      %

Recoveries(4)                       $                      %
                                    ------------    --------

Net Losses                          $                      %
                                    ------------    --------

     (1)  Annualized.

     (2)  Equals the arithmetic average of the month-end balances.

     (3) Gross charge-offs represent the excess of the outstanding loan balance over net liquidation proceeds, where net liquidation proceeds are the excess of liquidation proceeds over the sum of repossession, liquidation and other related expenses.

(4) includes current post-disposition recoveries on receivables previously charged off.

     CFC was formed in December 1994, and commenced originating loans in January 1995. Experience indicates that the loss and delinquency levels of a portfolio of auto loans typically will change as the portfolio ages, and that statistics relating to a portfolio of relatively newly originated loans may understate the loss and delinquency levels of such portfolio over its life. [Due to the relatively short history of CFC's program, together with the growth in CFC's portfolio over the periods indicated, the loss and delinquency levels of CFC's portfolio may be higher in future periods than those reflected in the statistics presented in this prospectus supplement].

                                  [THE INSURER]

     [The following information has been obtained from [Name of Insurer] and has not been verified by the seller or the underwriters. No representations or warranty is made by the seller or the underwriters with respect thereto.

General

     [Name of Insurer] is a monoline insurance company incorporated in ___ under the laws of the State of ____. The insurer is licensed to engage in the financial guaranty insurance business in [all 50 states, the District of Columbia and Puerto Rico].

     The insurer and its subsidiaries are engaged in the business of writing financial guaranty insurance, principally in respect of securities offered in domestic and foreign markets. In general, financial guaranty insurance consists of the issuance of a guaranty of scheduled payments of an issuer's securities -- thereby enhancing the credit rating of those securities -- in consideration for the payment of a premium to the insurer. The insurer and its subsidiaries principally insure asset-backed, collateralized and municipal securities. Asset-backed securities are generally supported by residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. Collateralized securities include public utility first mortgage bonds and sale/leaseback obligation bonds. Municipal securities consist largely of general obligation bonds, special revenue bonds and other special obligations of state and local governments. The insurer insures both newly issued securities sold in the primary market and outstanding securities sold in the secondary market that satisfy the insurer's underwriting criteria.

     The principal executive offices of the insurer are located at [address], and its telephone number at that location is ______.

Reinsurance

     Pursuant to an intercompany agreement, liabilities on financial guaranty insurance written or reinsured from third parties by the insurer are generally reinsured among such companies on an agreed-upon percentage substantially proportional to their respective capital, surplus and reserves, subject to applicable statutory risk limitations. In addition, the insurer reinsures a portion of its liabilities under certain of its financial guaranty insurance policies with other reinsurers under various quota share treaties and on a transaction-by-transaction basis. Such reinsurance is utilized by the insurer as a risk management device and to comply with certain statutory and rating agency requirements; it does not alter or limit the insurer's obligations under any financial guaranty insurance policy.

Rating of Claims-Paying Ability

     The insurer's insurance financial strength is rated "___" by [Rating Agency]. The insurer's financial strength is rated "___" by [Rating Agency]. The insurer's claims-paying ability is rated "___" by [Rating Agency]. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies herein.

Capitalization

     The following table sets forth the capitalization of the insurer and its wholly-owned subsidiaries on the basis of generally accepted accounting principles as of _____________:

                                                                                          [Date]
                                                                                        (Unaudited)
                                                                                      (in thousands)
Deferred Premium Revenue (net of prepaid reinsurance premiums) ...............     $
Surplus Certificates..........................................................
Minority Interest.............................................................
Shareholder's Equity:
   Common Stock...............................................................
   Additional Paid-In Capital.................................................
   Accumulated Other Comprehensive Income (net of deferred income taxes)......
   Accumulated Earnings.......................................................
   Total Shareholder's Equity.................................................

Total Deferred Premium Revenue, Surplus Certificates, Minority Interest and
   Shareholder's Equity.......................................................     $

     For further information concerning the insurer, see the consolidated financial statements of the insurer and subsidiaries, and the certificates thereto, incorporated by reference herein. The Insurer's financial statements are included as exhibits to the annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission by [Name of Insurer] and may be reviewed at the EDGAR website maintained by the Securities and Exchange Commission. We will provide you with copies of these financial statements, at no cost, if you write us at: We will provide you with copies of these reports, at no cost, if you write to: 8401 Connecticut Avenue, Chevy Chase, Maryland 20815. Attention: Secretary.

     Copies of the statutory quarterly and annual statements filed with the [State of New York Insurance Department] by the insurer are available upon request to the [State of New York Insurance Department].

Insurance Regulation

The insurer is licensed and subject to regulation as a financial guaranty insurance corporation under the laws of the State of [New York], its state of domicile. In addition, the insurer and its insurance subsidiaries are subject to regulation by insurance laws of the various other jurisdictions in which they are licensed to do business. As a financial guaranty insurance corporation licensed to do business in the State of [New York], the insurer is subject to [Article 69 of the New York Insurance Law] which, among other things, limits the business of each such insurer to financial guaranty insurance and related lines, requires that each such insurer maintain a minimum surplus to policyholders, establishes contingency, loss and unearned premium reserve requirements for each such insurer, and limits the size of individual transactions ("single risks") and the volume of transactions ("aggregate risks") that may be underwritten by each such insurer. Other provisions of the [New York Insurance Law], applicable to non-life insurance companies such as the insurer, regulate, among other things, permitted investments, payment of dividends, transactions with affiliates, mergers, consolidations, acquisitions or sales of assets and incurrence of liabilities for borrowings.]

                 DESCRIPTION OF POOLING AND SERVICING AGREEMENT

Conveyance of Auto Loans

     On the closing date, the bank will sell the auto loans to the trust, without recourse, except as expressly set forth in the Pooling and Servicing Agreement. Concurrently with this sale and assignment, the trustee will execute, authenticate and deliver the certificates to the underwriters against payment to the seller of the net purchase price of the sale of the certificates.

Servicer Default; Waiver of Past Defaults

     If a servicer default under the pooling and servicing agreement has occurred, the servicer may be removed by the trustee. The trustee may waive certain defaults by the servicer in the performance of its obligations under the pooling and servicing agreement, as described in "The Trust Documents--Rights upon an Event of Default" in the accompanying prospectus.

     Servicer defaults are described in the prospectus under the "Trust Documents -- Removal of the Servicer."

Servicing Compensation, Payment of Expenses and Trustees' Fees

     For its servicing of the auto loans, the servicer will be entitled to retain from collections on the auto loans a monthly servicing fee which equals one-twelfth times [ ]% of the pool balance as of the first day of the immediately preceding collection period. A portion of this servicing fee may be paid over by the servicer to CFC with respect to its sub-servicing of the CFC auto loans. The servicer shall deposit all late fees, prepayment charges, extension fees or other administrative fees or similar charges into the collection account and such fees and charges shall be included in Available Funds.

     All costs of servicing each auto loan in the manner required by the Pooling and Servicing Agreement shall be borne by the servicer, but the servicer shall be entitled to retain, out of any amounts actually recovered with respect to any Liquidated Auto Loan or the financed vehicles subject to a Liquidated Auto Loan, the servicer's actual out-of-pocket expenses reasonably incurred with respect to such Liquidated Auto Loan or financed vehicle.

     On each distribution date, the trustee is entitled to receive a fee (payable from Available Funds) for its services as trustee, during the prior collection period in an amount agreed upon by the seller and the trustee.

                         DESCRIPTION OF THE CERTIFICATES

General

     The certificates will be issued according to the terms of the pooling and servicing agreement. The pooling and servicing agreement has been filed as an exhibit to the registration statement of which this prospectus supplement is a part. The following summary describes terms of the certificates and the pooling and servicing agreement.

     The certificates will be issued only in fully registered form, in denominations of $__________ and integral multiples of $__________. The certificates will represent beneficial ownership interests in the assets of the trust. Replacement certificates, if issued, will be transferable and exchangeable at the corporate trust office of the trustee. No service charge will be made for any registration, exchange or transfer of certificates, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge.

     The payment date is the [15th] day of each month, or if that day is not a business day, the next succeeding business day.

     The class A certificateholders are entitled to receive, on each payment date, the Class A Percentage of the Principal Distributable Amount plus interest at the class A pass-through rate on the class A principal balance. Subject to the prior rights of the class A certificateholders, the class B certificateholders are entitled receive, on each payment date, the Class B Percentage of the Principal Distributable Amount plus interest at the Class B pass-through rate on the class B Principal Balance.

     The certificates represent beneficial ownership interests in the trust. The Class A Certificates will evidence in the aggregate an undivided ownership interest of approximately __%, which is the class A percentage of the trust and the Class B Certificates will evidence in the aggregate an undivided ownership interest of approximately __%, which is the class B percentage of the trust.

Payments of Interest

     Interest on the certificates will be payable monthly on each payment date, commencing on __________, in an amount equal to interest accrued during the applicable interest period, as defined below, at the certificate rate on the outstanding principal balance for certificates. The per annum rate of interest accruing on the certificates of each class is referred to as the pass-through rate for that class certificates. The pass-through rate for the Class A Certificates is __%, and the pass-through rate for the Class B Certificates is ___%.

     Interest on the certificates for a payment date will accrue from, and including, the preceding payment date, or in the case of the first payment date, from the closing date, through, and including, the day preceding the payment date. Each of these periods is an interest period. Interest on the certificates will be calculated on the basis of a 360-day consisting of twelve thirty day months. Interest for any payment date due but not paid on the payment date will bear interest, to the extent permitted by applicable law, at the applicable pass-through rate until paid.

Payments of Principal

     On each payment date, principal payments will be distributed on the certificates in an amount generally equal to a percentage of the decease in the principal balance of the auto loan pool during the prior calendar month to the extent of funds available. These principal payments will be allocable between the Class A Certificates and the Class B Certificates, and will be paid to the certificateholders in proportion to their percentage interest, until the outstanding principal amount of that class is paid in full.

Payment Priorities

     You can find definitions of the technical cashflow terms used in this section in the Glossary beginning on page S-[ ] of this prospectus supplement.

     On or prior to each payment date, the servicer will instruct the trustee to make the following distributions in the following order of priority:

          (1) from the Available Funds, to the servicer, any supplemental servicing fees for the collection period and if the bank or CFC is no longer acting as servicer, the servicing fee for the collection period;

          (2) from the remaining Available Funds, to the trustee, any accrued and unpaid trustee's fees, but only to the extent these fees have not been previously paid by the servicer;

          (3) from the remaining Available Funds, the Class A Interest Distributable Amount will be paid to the class A certificateholders;

          (4) from the remaining Available Funds, the Class A Principal Distributable Amount will be paid to the class A certificateholders, until the outstanding principal amount of the Class A Certificates is paid in full;

          (5) from the remaining Available Funds, the Class B Interest Distributable Amount will be paid to the class B certificateholders;

          (6) from the remaining Available Funds, the Class B Principal Distributable Amount will be paid to the Class B Certificateholders until the outstanding Principal Balance of the Class B Certificates is reduced to zero;

          (7) from the remaining Available Funds, to the reserve account, the Reserve Account Deposit Amount, if necessary, required to increase the amount in the reserve account to its then required level;

          (8) from the remaining Available Funds, if the bank or CFC is acting as the servicer, the servicing fee for the prior Collection Period; and

          (9) any remainder to the seller.

     [Amounts on deposit in the reserve account on any payment date, after giving effect to all distributions made on the payment date, in excess of the Targeted Reserve Account Balance for the payment date may be released first, to the servicer to pay any servicing fees and supplemental servicing fees that are due, and any remainder may be released to the seller.]

     [Amounts available under the insurance policy are available to pay the certificate principal only in two circumstances:

     o to reduce, after taking into account all reductions funded from other sources, the aggregate principal balance of the certificates to the collateral balance - i.e., the sum of the pool balance plus the pre-funded amount - in the event that the certificate principal balance would otherwise exceed the collateral balance; and

     o to pay off each class's principal on its final scheduled distribution date, to the extent that the class is not paid off on or prior to the final scheduled distribution date from other sources.]

[Mandatory Redemption]

     [If any portion of the pre-funded amount remains on deposit in the pre-funding account at the end of the funding period, each class of certificates will be redeemed in part on the mandatory redemption date. Each class' certificate prepayment amount of the remaining pre-funded amount on that date will be an amount equal to that class' pro rata share, based on the respective current principal amount of each class of certificates. However, if the aggregate remaining amount in the pre-funding account is $100,000 or less, that amount will be applied exclusively to reduce the outstanding principal balance of the class of certificates then entitled to receive principal distributions.]

Maturity Dates; Optional Redemption

     Each class of certificates will mature on the earlier of the date the class of certificates is paid in full or the respective scheduled maturity date for the class. The class A scheduled maturity date is __________ and the class B scheduled maturity date is __________. The payment date occurring on __________ is also referred to as the final scheduled payment date. In addition, the trust will pay the certificates in full on the payment date following exercise by the seller or the servicer of the option to purchase the auto loans from the trust. This will cause a redemption of the certificates. The option may be exercised on or after the payment date on which the outstanding principal balance of the auto loans is reduced to an amount less than or equal to 5% of the original principal balance of the auto loans. The redemption price will be equal to the sum of the aggregate certificate principal balance and accrued and unpaid interest through the day preceding the call date.

Reports to Certificateholders

     With each distribution to the certificateholders, the trustee will prepare and forward to each certificateholder a statement, which will include the following information for that payment date:

          (1) the amount of the distribution allocable to interest on each class of the certificates;

          (2) the amount of the distribution allocable to principal on each class of the certificates;

          (3) the aggregate outstanding principal amount for each class of certificates, in each case, after giving effect to all payments reported under (2) above for that payment date;

          (4) the Class A Interest Carryover Shortfall and the Class A Principal Carryover Shortfall, if any, and the change in those amounts from the preceding statement;

          (5) the amount of the servicing fee paid to the servicer for the prior Collection Period; and

          (6) the Targeted Reserve Account Balance and the amount on deposit in the reserve account at the end of the payment date.

     The information furnished under (1) through (4) above will be expressed as a dollar amount per $__________ in face amount of certificates.

                               CREDIT ENHANCEMENT

Subordination of the Class B Certificates

     The rights of the Class B Certificateholders to receive distributions generally will be subordinated to the rights of the Class A Certificateholders in the event of defaults and delinquencies on the auto loans. The protection afforded to the Class A Certificateholders through subordination will be effected by the preferential right of the Class A Certificateholders to receive current distributions of interest and principal, before any interest or principal is payable to the Class B Certificateholders.

The Reserve Account

     An initial deposit of $_______________, which is [ ]% of the Pool Balance as of the cut-off date, will be placed in the reserve account. The reserve account will be increased on each payment date by the deposit in the reserve account of amounts remaining after payments to the certificateholders and any fees until the amount on deposit in the reserve account equals the

Targeted Reserve Account Balance. Amounts in the reserve account on any payment date, after giving effect to all withdrawals from the reserve account in excess of the Targeted Reserve Account Balance will be paid, first to the servicer for any servicing fees and supplemental servicing fees then due, and any remainder to the seller.

     The reserve account will not be part of the trust, but will be a segregated trust account held by the trustee. Amounts in the reserve account will be held for the benefit of holders of the certificates of both classes. Funds in the reserve account shall be invested in eligible investments. The Seller is entitled to receive all investment earnings on amounts in the reserve account, as well as any amounts in the reserve account in excess of the Targeted Reserve Account Balance.

     Amounts in the reserve account on a payment date will be used to fund any shortfalls in Available Funds on that payment date to fund the full amounts of the servicing fee then payable to the servicer or CFC, the Class A Interest Distributable Amount, the Class A Principal Distributable Amount, the Class B Interest Distributable Amount and the Class B Principal Distributable Amount, in that order.

Overcollateralization

     The overcollateralization is the difference between the Pool Balance and the Aggregate Certificate Principal Balance. On the closing date, the overcollateralization will be equal to $__________ or ___% of the Pool Balance as of the cut-off date. The overcollateralization will be available to absorb losses that would otherwise be allocated to certificateholders.

     The subordination of the Class B Certificates, the reserve account and the overcollateralization are intended to enhance the likelihood of receipt by class A certificateholders of the full amount of principal and interest due them and to decrease the likelihood that the class A certificateholders will experience losses.

     If on any payment date the holders of the Class A Certificates do not receive the full amount then due them, including interest carryover shortfalls and principal carryover shortfalls, after giving effect to any amounts withdrawn from the reserve account, the holders of the Class B Certificates generally will not receive any distributions. While the Class B certificateholders are entitled to receive amounts from the reserve account their entitlement is subordinated to the rights of the Class A certificateholders. If the reserve account becomes depleted and the overcollateralization is exhausted, the Class B certificateholders may experience shortfalls in the distributions due them and incur a loss on their investment.

[The Insurance Policy]

     [The following summary of the terms of the policy does not purport to be complete and is qualified in its entirety by reference to the policy.

     Simultaneously with the issuance of the certificates, the insurer will deliver the policy to the trustee for the benefit of each certificateholder. Under the policy, the insurer will unconditionally and irrevocably guarantee to the trustee, on each distribution date, for the benefit of each certificateholder the full and complete payment of (i) scheduled payments (as defined below) on the certificates and (ii) the amount of any scheduled payment which subsequently is avoided in whole or in part as a preference payment under applicable law. In the event the trustee fails to make a claim under the policy, certificateholders do not have the right to make a claim directly under the policy, but may sue to compel the trustee to do so.

     Scheduled payments means payments which are required to be made on the certificates during the term of the policy in accordance with the original terms of the certificates when issued and without regard to any subsequent amendment or modification of the certificates or the trust documents that has not been consented to by the insurer.

     Payment of claims on the policy made in respect of scheduled payments will be made by the insurer following receipt (as defined below) by the insurer of the appropriate notice for payment on the later to occur of (i) 12:00 noon, New York City time, on the third business day following receipt of such notice for payment, and (ii) 12:00 noon, New York City time, on the date on which such payment was due on the certificates.

     If payment of any amount avoided as a preference under applicable bankruptcy, insolvency, receivership or similar law is required to be made under the policy, the insurer shall cause such payment to be made on the later of (a) the date when due to be paid pursuant to the order referred to below or (b) the first to occur of (i) the [fourth] business day following receipt by the insurer from the trustee of (A) a certified copy of the order of the court or other governmental body that exercised jurisdiction to the effect that the certificateholder is required to return scheduled payments made with respect to the certificates during the term of the policy because such payments were avoidable as preference payments under applicable bankruptcy law, (B) a certificate of the certificateholder that the order has been entered and is not subject to any stay and (C) an assignment duly executed and delivered by the certificateholder, in such form as is reasonably required by the insurer and provided to the certificateholder by the insurer, irrevocably assigning to the insurer all rights and claims of the certificateholder relating to or arising under the certificates against the trust or otherwise with respect to such preference payment, or (ii) the date of receipt (as defined below) by the insurer from the trustee of the items referred to in clauses (A), (B) and (C) above if, at least four business days prior to such date of receipt, the insurer shall have received (as defined below) written notice from the trustee that such items were to be delivered on such date and such date was specified in such notice. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the order and not to the trustee or any certificateholder directly (unless a certificateholder has previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the order, in which case such payment shall be disbursed to the trustee for distribution to such certificateholder upon proof of such payment reasonably satisfactory to the insurer). In connection with the foregoing, the insurer shall have the rights provided pursuant to the pooling and servicing agreement, including, without limitation, the right to direct all matters relating to any preference claim and subrogation to the rights of the trustee and each certificateholder in the conduct of any proceeding with respect to a preference claim.

     The terms receipt and received with respect to the policy shall mean actual delivery to the insurer and to its fiscal agent, if any, prior to 12:00 noon, New York City time, on a business day; delivery either on a day that is not a business day or after 12:00 noon, New York City time, shall be deemed to be received on the next succeeding business day. If any notice or certificate given under the policy by the trustee is not in proper form or is not properly completed, executed or delivered, it shall be deemed not to have been received, and the insurer or its fiscal agent shall promptly so advise the trustee, and the trustee may submit an amended notice.

     Under the policy, business day means any day other than a Saturday, Sunday, legal holiday or other day on which commercial banking institutions in ___, ___, ___, ___ and ___ or any other location of any successor servicer or successor trustee are authorized or obligated by law, executive order or governmental decree to be closed.

     The insurer's obligations under the policy in respect of Scheduled Payments shall be discharged to the extent funds are transferred to the trustee as provided in the policy whether or not such funds are properly applied by the trustee.

     The insurer shall be subrogated to the rights of each certificateholder to receive payments of principal and interest to the extent of any payment by the insurer under the policy.

     Claims under the policy constitute direct, unsecured and unsubordinated obligations of the insurer ranking not less than pari passu with other unsecured and unsubordinated indebtedness of the insurer for borrowed money. Claims against the insurer under the policy and each other financial guaranty insurance policy issued thereby constitute pari passu claims against the general assets of the insurer. The terms of the policy cannot be modified or altered by any other agreement or instrument, or by the merger, consolidation or dissolution of the trust. The policy may not be canceled or revoked prior to distribution in full of all Scheduled Payments. [The policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York insurance Law.] The Policy is governed by the laws of the State of [New York].

     It is a condition to issuance that the Class A Certificates be rated ___ by [Rating Agency] and ___ by [Rating Agency], and that the Class B Certificates be rated ___ by [Rating Agency] and ___ by [Rating Agency]. The ratings by the rating agencies of the certificates will be (i) with respect to the Class A Certificates, without regard to the policy in the case of [Rating Agency]and substantially based on the policy in the case of [Rating Agency] and (ii) with respect to the Class B Certificates, based on the issuance of the policy. To the extent that such ratings are based on the policy, such ratings apply to distributions due on the distribution dates, and not to distributions due on the distribution dates. A rating is not a recommendation to purchase, hold or sell certificates. In the event that the rating initially assigned to any of the certificates is subsequently lowered or withdrawn for any reason, including by reason of a downgrading of the claims-paying ability of the insurer, no person or entity will be obligated to provide any additional credit enhancement with respect to the certificates. Any reduction or withdrawal of a rating may have an adverse effect on the liquidity and market price of the certificates.]

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     You should consider the following discussion of certain material federal income tax consequences of the purchase, ownership and disposition of the certificates only in connection with

"Material Federal Income Tax Considerations" in the accompanying prospectus. The discussion in this prospectus supplement and in the accompanying prospectus is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change. The discussion in this prospectus supplement and in the accompanying prospectus does not deal with all federal tax consequences applicable to all categories of investors. Some holders, including insurance companies, tax-exempt organization, financial institutions or broker dealers, taxpayers subject to the alternative minimum tax, and holders that will hold the certificates as other than capital assets, may be subject to special rules that are not discussed below. You should consult with your own tax advisors in determining the federal, state, local and other tax consequences involved in purchases, owning and disposing of the certificates.

Tax Status of the Trust

     Dewey Ballantine LLP, is our tax counsel, and is of the opinion that, assuming the parties will comply with the terms of the governing agreements, the trust will be classified as a grantor trust under subpart E, part I of subchapter J of Chapter 1 of Subtitle A of the Code and not as an association, or publicly traded partnership, taxable as a corporation for federal income tax purposes. Certificateholders will be treated as the owners of the trust, except as described below.

Tax Consequences to Holders of the Certificates

     Owners of beneficial interests in the certificates will report their pro rata share of all income earned on the auto loans, other than amounts, if any, treated as a grantor trust strip security. Subject to certain limitations, such owners who are individuals, trusts or estates, may deduct their pro rata share of reasonable servicing and other fees. See "Material Federal Income Tax Considerations -- Grantor Trust Securities" in the accompanying prospectus.

     Discount and Premium. Certain grantor trust fractional interest securities will be treated as having original issue discount by virtue of the coupon stripping rules in section 1286 of the Code. See "Material Federal Income Tax Considerations -- Grantor Trust Securities -- Taxation of Beneficial Owners of Grantor Trust Securities" and "--Discount and Premium -- Original Issue Discount" in the accompanying prospectus. The prepayment assumption that will be used for purposes of computing original issue discount, if any, for federal income tax purposes is 1% ABS. See "Prepayment and Yield Considerations" in this prospectus supplement. In addition, a subsequent purchaser who buys a certificate for less than its principal amount maybe subject to the "market discount" rules of the Code. See "Material Federal Income Tax Considerations -- Discount and Premium -- Market Discount" in the accompanying prospectus. A subsequent purchaser who buys a certificate for more than its principal amount may be subject to the "market premium" rules of the Code. See "Material Federal Income Tax Considerations -- Discount and Premium -- Premium" in the accompanying prospectus.

     Sale or Redemption of the Certificates. If a certificate is sold or retired, the seller will recognize gain or loss equal to the difference between the amount realized on the sale and such holder's adjusted basis in the certificate. See "Material Federal Income Tax Considerations -- Grantor Trust Securities -- Sales of Grantor Trust Securities" in the accompanying prospectus.

     Other Matters. For a discussion of backup withholding and taxation of foreign investors in the certificates, see "Material Federal Income Tax Considerations -- Backup Withholding and Information Reporting" and "-- Foreign Investors -- The Withholding Regulations" and "-- Foreign Investors -- Grantor Trust Securities, Debt Securities and FASIT Regular Securities" in the accompanying prospectus.

                       STATE AND LOCAL TAX CONSIDERATIONS

     You should consider the state and local income tax consequences involved in purchasing, owning and disposing of the certificates. State and local income tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, you should consult your own tax advisors as to the various state and local tax consequences of an investment in the certificates.

                              ERISA CONSIDERATIONS

Class A Certificates

     The Class A Certificates may be purchased by ERISA plans as described in the prospectus under "ERISA Considerations - ERISA Considerations regarding Securities which are Certificates."

     The Department of Labor has issued to the underwriter an individual prohibited transaction exemption which, as described in the prospectus, generally exempts from the application of the prohibited transaction provisions of Section 406(a), Section 406(b)(1), Section 406(b)(2) and Section 407(a) of ERISA and the excise taxes imposed by Sections 4975(a) and (b) of the Internal Revenue Code, transactions concerning the initial purchase, the holding and the subsequent resale by employee benefit plans of certificates in pass-through trusts that consist of receivables, loans and other obligations that meet the conditions and requirements of the exemption. The loans covered by the underwriter's exemption include loans such as the auto loans.

     As of the initial cut-off date, there is no single auto loan included in the trust that constitutes more than five percent of the aggregate unamortized principal balance of the assets of the trust. Before purchasing a certificate based on the underwriter's exemption, a fiduciary of a plan should itself confirm (1) that such certificate constitutes a concerning certificate for purposes of the exemption and (2) that the conditions and other requirements set forth in the exemption would be satisfied.

     Any plan fiduciary considering the purchase of a Class A Certificate should consult with its counsel as to the potential applicability of ERISA, the Code and the underwriter's exemption prior to making an investment in the Class A Certificates. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the certificates is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

     The sale of the Class A Certificates to a plan is not a representation by us or the underwriter that this investment meets all relevant legal requirements for investments by plans generally or by any particular plan or that this investment is appropriate for plans generally or any particular plan.

Class B Certificates

     The Class B Certificates may not be acquired by (1) an employee benefit plan that is subject to the provisions of ERISA, (2) a plan described in Section 4975 (e) (1) of the Internal Revenue Code or (3) any entity whose underlying assets include plan assets by reason of a plan's investment in the entity. By its acceptance of a Class B Certificate, each Class B Certificateholder will be considered to have represented and warranted that it is not subject to these limitations. For additional information regarding treatment of the Class B Certificates under ERISA, see "ERISA Considerations -- ERISA Considerations regarding Securities which are Certificates" in the prospectus.

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in an underwriting agreement, dated ______, the underwriters named below have agreed to purchase from the seller the following respective principal amounts of the certificates:

            Class Certificates
---------------------------------------   -----------------
                                               Principal
                                               Amount of
  Underwriter                                 Certificates
---------------------------------------   -----------------
[______]                                  $
__________________.....................   $
Total..................................   $


           Class B Certificates
---------------------------------------   -----------------
                                               Principal
                                               Amount of
  Underwriter                                 Certificates
---------------------------------------   -----------------
[______]                                  $
__________________.....................   $
Total..................................   $

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the certificates, if any are purchased.

     The bank has been advised by the underwriters that the underwriters propose to offer the certificates to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession of ____% of the principal amount per Class A Certificate and ___% of the principal amount per Class B Certificate. The underwriters and such dealers may allow a discount of _____% of such principal amount per Class A Certificate and _____% of such principal amount per Class B Certificate on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the underwriters.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the certificates in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the certificates originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the certificates to be higher than it would otherwise be in the absence of such transactions.

     The bank has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

     [Each] underwriter has represented and agreed that:

     o it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 (the regulations) with respect to anything done by it in relation to the certificates in, from or otherwise involving the United Kingdom;

     o it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the certificates if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on; and

     o it has not offered or sold and, during the period of six months from the date hereof, will not offer or sell any certificates to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Regulations.

In the ordinary course of its business, each underwriter and its respective affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the bank and its affiliates.

                                  LEGAL MATTERS

     Certain legal matters relating to the issuance of the certificates will be passed upon for the seller and the trust by [______________________], for the underwriters by [_______________________________________________________]

                                    GLOSSARY

     Aggregate Certificate Principal Balance means, as of any date, the aggregate outstanding principal amount of all the certificates on that date.

     Amount Financed means, for an auto loan, the aggregate amount advanced under the auto loan toward the financed vehicle's purchase price and related costs, including amounts advanced for accessories, insurance premiums, service, car club and warranty contracts, other items customarily financed as part of retail automobile installment sale contracts or promissory notes and related costs.

     Available Funds means, for any Collection Period, the sum of (1) the Collected Funds for that Collection Period, (2) all Purchase Amounts deposited in the collection account during that Collection Period, (3) income on investments held in the collection account, (4) the proceeds of any liquidation of the assets of the trust, (5) the lesser of (a) the excess of the aggregate amount determined under items (1)-(6) of "Payment Priorities" as stated beginning on page S-[ ], over the amount on deposit in the collection account and (b) the reserve account balance.

     Class A Interest Carryover Shortfall means, for any payment date, the sum of: (1) excess of (a) the Class A Interest Distributable Amount for the preceding payment date, over (b) the amount actually paid as interest to the class A certificateholders on the preceding payment date, plus (2) interest on that excess, to the extent permitted by law, at a rate per annum equal to the Class A pass-through rate from the preceding payment date to but excluding the current payment date.

     Class A Interest Distributable Amount means, for any payment date, an amount equal to the sum of: (1) the aggregate amount of interest accrued on the Class A Certificates at the class A pass-through rate from and including the preceding payment date, or, in the case of the initial payment date, from and including the closing date, to but excluding the current payment date plus (2) the applicable Class A Interest Carryover Shortfall for the current payment date.

     Class A Percentage means ___%.

     Class A Principal Distributable Amount means, for any payment date, the Class A Percentage of the Principal Distributable Amount.

     Class B Interest Distributable Amount means, for any payment date, an amount equal to the sum of: (1) the aggregate amount of interest accrued on the Class B Certificates at the class B pass-through rate from and including the preceding payment date, or, in the case of the initial payment date, from and including the closing date, to but excluding the current payment date plus (2) the applicable Class B Interest Carryover Shortfall for the current payment date.

     Class B Percentage means ___%.

     Class B Principal Distributable Amount means, for any payment date, the Class B Percentage of the Principal Distributable Amount.

     Collected Funds means, for any Collection Period, the amount of funds in the collection account representing collections (excluding amounts representing administrative charges, annual fees, taxes, assessments, credit insurance charges or similar items) on the auto loans during the Collection Period, including all Net Liquidation Proceeds collected during the Collection Period (but excluding any Purchase Amounts).

     Collection Period means, for any payment date other than the first payment date, the calendar month preceding the month in which the payment date occurs, and in the case of the first payment date, the period from the cut-off date through ___________.

     Cram Down Loss means, with respect to an auto loan, if a court of appropriate jurisdiction in an insolvency proceeding issues a final order reducing the amount owed on the auto loan or otherwise modifying or restructuring the scheduled payments to be made on the auto loan, an amount equal to (1) the excess of the Principal Balance of the auto loan immediately prior to the order over the Principal Balance of the auto loan as reduced and/or
(2) if the court issues an order reducing the effective rate of interest on the auto loan, the excess of the Principal Balance of the auto loan immediately prior to the order over the net present value -- using as the discount rate the higher of the APR on the auto loan or the rate of interest, if any, specified by the court in the order -- of the scheduled payments as so modified or restructured. A Cram Down Loss shall be deemed to have occurred on the date of the order's issuance.

     Liquidated Auto Loan means with respect to a distribution date, means an auto loan (other than a purchased auto loan) as to which the earlier of the following has occurred: (i) a scheduled payment is 180 days contractually delinquent as of the end of the most recently completed Collection Period (or, with respect to an auto loan which the servicer has determined to be either a "skip" or a bankruptcy, such longer period of delinquency as [the servicer may determine]) or (ii) the servicer has determined in accordance with its customary servicing practices, during the Collection Period preceding such distribution date, that eventual payment in full of the amount financed is unlikely.

     Maximum Reserve Account Deposit Amount means, for any payment date, an amount equal to that portion of Collected Funds representing interest collections on the auto loans and Net Liquidation Proceeds for the applicable Collection Period less the sum of: the servicing fee paid to any servicer, the fees due to the trustee, to the extent not paid by the servicer, the Class A Interest Distributable Amount, the Class B Interest Distributable Amount, the aggregate Principal Balances of all auto loans which became Liquidated Auto Loans during the Collection Period, plus the aggregate amount of Cram Down Losses during the Collection Period.

     Net Liquidation Proceeds means, with respect to Liquidated Auto Loans, (1) proceeds from the disposition of the underlying financed vehicle securing the Liquidated Auto Loans, minus the servicer's reasonable out-of-pocket costs, including repossession and resale expenses not already deducted from the proceeds, and any amounts required by law to be remitted to the borrower, (2) any insurance proceeds, or (3) other monies received from the borrower or otherwise.

     Pool Balance means, as of any date of determination, the aggregate Principal Balances of the auto loans, unless otherwise specified, as of the close of business on the preceding business day.

     Principal Balance means, with respect to any auto loan, as of any date, the Amount Financed minus (a) that portion of all amounts received on or prior to the date and allocable to principal in accordance with the terms of the auto loan, and (b) any Cram Down Loss in respect of the auto loan. The Principal Balance of a Liquidated Auto Loan or a purchased auto loan shall be zero.

     Principal Distributable Amount means, for any payment date, the product of
(1) 100% and (2) the excess of (a) the Pool Balance at the end of the second preceding Collection Period, over (b) the Pool Balance at the end of the immediately preceding Collection Period.

     Purchase Amount means, with respect to an auto loan, the Principal Balance as of the date the auto loan is purchased from the trust by the seller or the servicer.

     Reserve Account Deposit Amount means, for any payment date, the lesser of:
(x) the Maximum Reserve Account Deposit Amount for that payment date and (y) the Reserve Account Shortfall Amount for that payment date.

     Reserve Account Shortfall Amount means, for any payment date, the excess of: (x) the Targeted Reserve Account Balance for that payment date over (y) the amount on deposit in the reserve account as of that payment date.

     Targeted Reserve Account Balance means, for any payment date, the lesser of: (1) the greater of (a) ____% of the outstanding Pool Balance as of the end of the prior Collection Period, and (b) $__________ (___% of the Pool Balance as of the cut-off date) and (2) the Aggregate Certificate Principal Balance.

                          Chevy Chase Auto Receivables
                                    Trust ___
                                  Series _____




                            Chevy Chase Bank, F.S.B.,
                                    servicer







                                 [UNDERWRITERS]




Until ____________ all dealers that effect transactions in the certificates, whether or not participating in this offering, may be required to deliver a prospectus and a prospectus supplement. This is in addition to the dealers' obligation to deliver a prospectus and a prospectus supplement when acting as underwriters and with respect to their unsold allotments or subscriptions.